Exhibit 2.3

AMENDMENT NO. 2 TO
ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this "Amendment"), is made and entered into this 28th day of April, 2017, by and among Layne Christensen Company, a Delaware corporation ("Parent"), Layne Heavy Civil, Inc., an Indiana corporation ("LHC"), W.L. Hailey & Company, Inc., a Tennessee corporation ("WLH"), Meadors Construction Co., Inc., a Florida corporation ("MCC"), Reynolds Water Islamorada, LLC, a Delaware limited liability company ("RWI"), Layne Southwest, Inc., a New Mexico corporation ("Southwest"), and Layne Transport Co., an Indiana corporation ("Transport" and, together with Parent, LHC, WLH, MCC, RWI and Southwest, each a "Seller" and, collectively, "Sellers"), Reycon Partners LLC, a Delaware limited liability company ("Buyer"), and Jeffrey Reynolds, Leslie F. Archer, Kevin F. Strott, Michael P. Burton, Kevin D. Shemwell, Wesley L. Self and Elizabeth Smith (each, a "Guarantor" and collectively, "Guarantors").  Sellers, Buyer and Guarantors are sometimes individually referred to herein as a "Party" and, collectively, the "Parties".

RECITALS

WHEREAS, the Parties previously entered into that certain Asset Purchase Agreement dated February 8, 2017 and as amended by that certain Amendment No. 1 to Asset Purchase Agreement, dated March 20, 2017 (the "Agreement") pursuant to which Sellers agreed to sell, and Buyer agreed to purchase, substantially all of the assets of the Seller's Heavy Civil  Division; and

WHEREAS, the Parties desire to remove RWI as a Seller, revise the Disclosure Schedules and revise Exhibit J;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.01Amendments to Agreement.

(a)Section 1.01 of the Agreement is amended to delete the definition of Sellers and replace it with the following:

"Sellers" means Transport, Parent, LHC, WLH, MCC and Southwest, collectively.

(b)Section 2.01 of the Agreement is amended by striking Sections 2.01(n) and (o) and replacing them with the following Sections 2.01(n), (o) and (p):

(n)100% of the membership interests in RWI;

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(o)all rights to all Actions of any nature available to or being pursued by any of the Sellers to the extent related to the Assigned Contracts, whether arising by way of counterclaim or otherwise; and

(p)all goodwill associated with any of the assets described in the foregoing clauses.

(c)Subject to the satisfaction (or waiver) of all the conditions to closing in Article VII of the Agreement, the closing of the transaction, including the funding of the Purchase Price, will occur on April 28, 2017, but the transactions contemplated by the Agreement shall be deemed to be effective for all purposes as of 11:59 p.m. Central time on April 30, 2017.

(d)Schedule 1.01(a) (Employees) is amended and restated in its entirety and replaced with the Schedule 1.01(a) attached hereto.

(e)Schedule 2.01(c)(i) (Assigned Contracts) is amended and restated in its entirety and replaced with the Schedule 2.01(c)(i) attached hereto.

(f)Schedule 2.01(h) (Prepaid Expenses) is amended and restated in its entirety and replaced with the Schedule 2.01(h) attached hereto.

(g)Schedule 2.01(i) (Vehicles, Equipment and Tools) is amended and restated in its entirety and replaced with the Schedule 2.01(i) attached hereto.

(h)Schedule 3.02(c)(x) (Required Third Party Consents) is amended and restated in its entirety and replaced with the Schedule 3.02(c)(x) attached hereto.

(i)Schedule 4.03 (Consents) is amended and restated in its entirety and replaced with the Schedule 4.03 attached hereto.

(j)Exhibit J (Project Based Incentive Plan) is amended and restated in its entirety and replaced with the Exhibit J attached hereto.

1.02Defined Terms. Capitalized terms used in this Amendment without definition shall have the meaning assigned to them in the Agreement, unless the context clearly requires otherwise.

1.03No Other Amendments. Except as amended herein, the Agreement continues, unmodified, in full force and effect.

1.04Headings.  The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

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Governing Law

.  This Amendment shall be governed by the laws, both procedural and substantive, of the State of Delaware without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

Counterparts

.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]

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Exhibit 2.3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

LAYNE CHRISTENSEN COMPANY

By: /s/ J. Michael Anderson

Name: J. Michael Anderson

Title:  Senior Vice President and Chief  Financial Officer

LAYNE HEAVY CIVIL, INC.

W.L. HAILEY & COMPANY, INC.

MEADORS CONSTRUCTION CO., INC.

REYNOLDS WATER ISLAMORADA, LLC

LAYNE SOUTHWEST, INC.

LAYNE TRANSPORT CO.

By: /s/ J. Michael Anderson

Name: J. Michael Anderson

Title: Vice President and Chief Financial Officer

BUYER:

REYCON PARTNERS LLC

By: /s/ Leslie F. Archer

Name: Leslie F. Archer

Title: President

[Signature Page to Amendment No. 2 to Asset Purchase Agreement]

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GUARANTORS

/s/ Jeffery Reynolds

Name: Jeffrey Reynolds

/s/ Leslie F. Archer

Name: Leslie F. Archer

/s/ Kevin F. Strott

Name: Kevin F. Strott

/s/ Michael P. Burton

Name: Michael P. Burton

/s/ Kevin D. Shemwell

Name: Kevin D. Shemwell

/s/ Wesley L. Self

Name: Wesley L. Self

/s/ Elizabeth Smith_________________________

Name:  Elizabeth Smith

11229819v2

[Signature Page to Amendment No. 2 to Asset Purchase Agreement]

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